Exhibit 10.20

Consent Letter

I, [Name of Shareholder] (ID Card No. [***], hereinafter the “Shareholder”), together with my lawful spouse, A Shareholder’s Spouse [Name of Spouse] (ID Card No. [***], hereinafter the “Spouse”), hereby unconditionally and irrevocably acknowledge and agree as below regarding the equity interests of Beijing Xiaofeng Online Technology Co., Ltd. (the “Company”) held by the Shareholder:

1.    As of the date of issuance of the Consent Letter, the Shareholder holds [Percentage of Shareholding]% equity of the Company (the corresponding registered capital of the Company being CNY [Amount of Registered Capital]). The Shareholder has the entire and final shareholder’s rights and interests corresponding to the foregoing equity.

2.    The Spouse acknowledges and recognizes the following documents executed by the Shareholder (the “Controlling Documents”), and agree to dispose the equity of the Company held by, and registered under the name of, the Shareholder:

(1)

The Equity Interest Pledge Agreement entered into on August 31, 2020 by and among the Shareholder, and Shanghai Yiqi Zuoye Information Technology Co., Ltd. (the “WFOE”), the Company and other shareholders of the Company;

(2)	The Exclusive Call Option Agreement entered into on August 31, 2020 by and among the Shareholder, and the WFOE, the Company and other shareholders of the Company;

(3)	The Proxy Agreement and Power of Attorney entered into and issued on August 31, 2020 by and among the Shareholder, and the WFOE, the Company and other shareholders of the Company;

3.    The Spouse further confirms that the execution, delivery and performance by the Shareholder of the Controlling Documents or the further modification or termination of the Controlling Documents requires no additional authorizations or consent from the Spouse.

4.    The Spouse undertakes to execute all necessary documents and take all necessary action so as to ensure the proper performance of the Controlling Documents, amended from time to time.

5.    The Spouse undertakes not to propose any claims with respect to any equity of the Company directly or indirectly held by the Shareholder, or the entire and final shareholder’s rights or interests corresponding to such equity and any other rights or interests of any affiliated institutions of the Company as then held by the Shareholder (if any) (the “Target Rights and Interests”), including but not limited to any claims that the aforesaid equity of the Company held by and registered under the name of the Shareholder belongs to the community property of the Spouse and the Shareholder; and the Shareholder has the exclusive and entire voting powers and disposal rights with respect to the Target Rights and Interests, and the Spouse shall not propose any objection to the exercise by the Shareholder of such powers or rights.

6.    In case the community property should be divided by and between the Shareholder and the Spouse due to their divorce, the Shareholder and the Spouse shall honestly try their best to negotiate and properly dispose the community property, without causing any adverse effects to the normal operations of the Company or any of its affiliated institutions.

7.    In case for any reason any portions of the Target Rights and Interests held by the Shareholder is divided to and under the name of the Spouse, the Spouse agrees and confirms that the Spouse will be bound by the Controlling Documents, as amended from time to time, and the Exclusive Management Services and Business Cooperation Agreement entered into on August 31, 2020 by and among the WFOE, the Company and other related parties (the “Exclusive Management Services and Business Cooperation Agreement”), and will comply with the obligations as one of the shareholders of the Company under the Controlling Documents, as amended from time to time, and the Exclusive Management Services and Business Cooperation Agreement; and for the purpose of the foregoing, the Spouse will execute a series of written documents for the continuous and full performance of the Controlling Documents, as amended from time to time, and the Exclusive Management Services and Business Cooperation Agreement.

8.    The Spouse further undertakes and warrants that in no event will the Spouse directly or indirectly, or proactively or passively, take any action or propose any claims or institute any proceedings out of any intent in conflict with the arrangements described above.

9.    This Consent Letter shall be retroactive to March 28, 2019.

[The remainder of this page is intentionally left blank]

[Signing page of the Consent Letter by the Spouse]

/s/ [Name of Shareholder]

[Name of Shareholder]

/s/ [Name of Spouse]

[Name of Spouse]

Date: August 31, 2020

Schedule of Material Differences

One or more persons executed Consent Letter using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Shareholder	Name of Spouse	Percentage of Shareholding (%)	Amount of Registered Capital (RMB)
1	Fuqiang Wang	Li Zhi	50	500,000
2	Dongwei Xiao	Mingjun Liu	30	300,000